Exhibit 10.31

ENVIRONMENTAL INDEMNITY AGREEMENT

THIS ENVIRONMENTAL INDEMNITY AGREEMENT (this “Agreement”) is made as of February 27, 2015, by AMERICAN REALTY CAPITAL HOSPITALITY OPERATING PARTNERSHIP, L.P., a Delaware limited partnership, having an office at c/o American Realty Capital, 405 Park Avenue, New York, New York 10022, AMERICAN REALTY CAPITAL HOSPITALITY TRUST, INC., a Maryland corporation, having an office at c/o American Realty Capital, 405 Park Avenue, New York, New York 10022, Nicholas S. Schorsch, an individual, William M. Kahane, an individual, Edward M. Weil, Jr., an individual, and Peter M. Budko, an individual (each of the foregoing, an “Indemnitor”, and together with their respective permitted successors and assigns, collectively, “Indemnitors”), in favor of W2007 EQUITY INNS PARTNERSHIP, L.P., a Tennessee limited partnership, and W2007 EQUITY INNS TRUST, a Maryland trust, each having an office at c/o Goldman Sachs Realty Management, L.P., 6011 Connection Drive, Irving, Texas 75039 (collectively, and together with their respective successors and/or assigns, “Indemnitee”) and the other Indemnified Parties (defined below).

RECITALS

A.           Indemnitee is prepared to make an investment (the “Investment”) in ARC Hospitality Portfolio II Holdco, LLC, a Delaware limited liability company (the “Company”), in the amount of $99,799,180 as described in the Amended and Restated Limited Liability Company Agreement of the Company, of even date herewith, among Indemnitee, American Realty Capital Hospitality Portfolio Member, LP, a Delaware limited partnership (the “Class B Member”), and William G. Popeo, as special member (as the same may be amended, modified or supplemented from time to time, the “Operating Agreement”). Capitalized terms used but not otherwise defined herein shall have the meanings assigned to such terms in the Operating Agreement.

B.           Each Indemnitor acknowledges receipt and approval of copies of the Operating Agreement and the other Transaction Documents.

C.           Each Indemnitor acknowledges that it owns, either directly or indirectly, a beneficial interest in the Class B Member and, as a result of such beneficial interest, will receive substantial economic and other benefits from Indemnitee making the Investment in the Company.

D.           Indemnitee is unwilling to make the Investment or to enter into the Operating Agreement unless Indemnitors agree to provide the indemnification, representations, warranties, covenants and other matters described in this Agreement for the benefit of the Indemnified Parties.

E.           Indemnitors are entering into this Agreement to induce Indemnitee to make the Investment, enter into the Operating Agreement and become a Member of the Company.

AGREEMENT

NOW THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Indemnitors hereby represent, warrant, covenant and agree for the benefit of the Indemnified Parties as follows:

1.          Environmental Covenants. Each Indemnitor covenants and agrees that (a) all uses and operations on or of each Property, whether by any of the Indemnitors or any other Person, shall be in compliance with all Environmental Laws and permits issued pursuant thereto; (b) there shall be no Releases of Hazardous Substances in, on, under or from any Property (except in compliance with all applicable Environmental Laws and with permits issued pursuant thereto); (c) there shall be no Hazardous Substances in, on or under any Property, except those that are both (i) in compliance with all applicable Environmental Laws and with any necessary permits issued pursuant thereto and (ii) fully disclosed to Indemnitee in writing; (d) Indemnitors shall keep each Property free and clear of all liens and other encumbrances imposed pursuant to any Environmental Law, whether due to any act or omission of any of the Indemnitors or any other Person (the “Environmental Liens”); provided, that after prior notice to Indemnitee, Indemnitors, at their own expense, may contest the amount or validity of any Environmental Liens in accordance with the terms of the Senior Loan Documents; (e) Indemnitors shall, at their sole cost and expense, fully and in a timely manner cooperate in all activities pursuant to Section 2 of this Agreement, including, but not limited to, providing all relevant information and making knowledgeable Persons available for interviews upon reasonable advance written request and at reasonable times and places; (f) Indemnitors shall, at their sole cost and expense, perform any environmental site assessment or other investigation of environmental conditions in connection with any Property, pursuant to any reasonable written request of Indemnitee made in consideration of any environmental event or condition reasonably believed by Indemnitee to have occurred or to exist at any Property (which request shall briefly describe the basis for Indemnitee’s belief) (including, but not limited to, sampling, testing and analysis of soil, water, air, building materials and other materials and substances whether solid, liquid or gas, such assessment or investigation to be in scope and nature appropriate to the suspected event or condition) that would be reasonably expected to have an adverse effect on any Property or on the business or condition (financial or otherwise) of the Class B Member, the Company or any of its Subsidiaries, and share with Indemnitee the reports and other results thereof, and Indemnitee and the other Indemnified Parties shall be entitled to rely on such reports and other results thereof; (g) Indemnitors shall, at their sole cost and expense, comply with all reasonable written requests of Indemnitee to (i) effectuate any required Remediation of any condition (including, but not limited to, a Release of a Hazardous Substance) in, on, under or from any Property; (ii) comply with any applicable Environmental Law; and/or (iii) comply with any directive from any Governmental Authority having jurisdiction over the applicable Property requiring any action relating to any environmental condition in, on, under, from or migrating toward such Property; provided, that with respect to clauses (g)(ii) and (iii), after notice to Indemnitee, Indemnitors may, at their own expense, contest the applicability of any Environmental Law in accordance with the terms of the Senior Loan Documents; (h) none of the Indemnitors shall do or knowingly allow any tenant or other user of any Property to do any act that is in non-compliance with any applicable Environmental Law, impairs or may impair the value of any Property, is contrary to any requirement of any insurer, constitutes a public or private nuisance, constitutes waste or violates any covenant, condition, agreement or easement applicable to any Property; (i) if following the date hereof, it is determined that any Property contains paint containing more than 0.5% lead by dry weight (“Lead Based Paint”), present in violation of any Environmental Law, Indemnitors agree, at their sole cost and expense and within forty-five (45) days thereafter, to cause to be prepared an assessment report describing the location and condition of the Lead Based Paint (a “Lead Based Paint Report”), prepared by an expert, and in form, scope and substance, acceptable to Indemnitee; (j) if following the date hereof, it is determined that any Property contains asbestos or asbestos-containing material (“Asbestos”) present in violation of any Environmental Law, the Indemnitors shall, at their sole cost and expense and within forty-five (45) days thereafter, cause the Company to cause to be prepared an assessment report describing the location and condition of the Asbestos (an “Asbestos Report”), prepared by an expert, and in form, scope and substance, acceptable to Indemnitee; (k) if a Lead Based Paint Report or Asbestos Report is required to be prepared pursuant to clauses (i) or (j) of this Section 1, on or before thirty (30) days following the preparation of such report, Indemnitors shall, at their sole cost and expense, develop and implement an operations and maintenance plan to manage such condition(s) on the applicable Property, which plan shall be prepared by an expert, and be in form, scope and substance, acceptable to Indemnitee (together with any Lead Based Paint Report and/or Asbestos Report, as applicable, the “O&M Plan”), and if an O&M Plan has been prepared prior to the date hereof, Indemnitors agree to diligently and continually carry out (or cause to be carried out) the provisions thereof, it being understood and agreed that compliance with the O&M Plan shall require or be deemed to require, without limitation, the proper preparation and maintenance of all records, papers and forms required under the Environmental Laws; (l) in the event that any inspection or audit reveals the presence of Toxic Mold in the indoor air of any Property at concentrations for which any Legal Requirement applicable to such Property requires removal thereof by remediation professionals, Indemnitors shall promptly remediate the Toxic Mold and perform post-remedial clearance sampling in accordance with said Legal Requirement and applicable Environmental Law, following which abatement of the Toxic Mold, Indemnitors shall prepare and implement an Operations and Maintenance Plan for Toxic Mold and Moisture reasonably acceptable to Indemnitee and in accordance with the guidelines issued by the National Multi Housing Council; and (m) Indemnitors shall promptly notify Indemnitee in writing of (A) any presence or Release or threatened Release of Hazardous Substances in, on, under, from or migrating towards any Property in material violation of, or as might be reasonably expected to result in material liability under, any Environmental Law; (B)  material non-compliance with any Environmental Laws related in any way to any Property; (C) any actual or threatened Environmental Lien; (D) any required or proposed Remediation of environmental conditions relating to any Property; and/or (E) any written or oral notice or other communication of which any Indemnitor becomes aware from any source whatsoever (including, but not limited to, any Governmental Authority) relating to a material or unlawful Release, or threatened Release, of Hazardous Substances or Remediation thereof, possible liability of any Person pursuant to any Environmental Law concerning any Property, other environmental conditions in connection with any Property or any actual or threatened administrative or judicial proceedings in connection with any environmental matters referred to in this Agreement.

2.          Indemnified Rights/Cooperation and Access. In the event the Indemnified Parties have a reasonable basis to believe that an environmental hazard exists on any Property that does not (a) endanger any tenants or other occupants of such Property or their guests or the general public, or (b) materially and adversely affect the value of such Property, upon reasonable written notice from the Indemnitee, describing in reasonable detail the basis for such belief, Indemnitors shall, at Indemnitors’ sole cost and expense, promptly cause an engineer or consultant reasonably satisfactory to the Indemnified Parties to conduct an environmental assessment or audit of such hazard (the scope of which shall be determined in the reasonable discretion of the Indemnified Parties) and take any samples of soil, groundwater or other water, air or building materials or any other invasive testing reasonably determined by Indemnitee to be required to assess such condition and promptly deliver to Indemnitee the results of any such assessment, audit, sampling or other testing; provided, however, if such results are not delivered to Indemnitee within a reasonable period or if the Indemnified Parties have reason to believe that an environmental hazard exists on such Property that endangers any tenant or other occupant of such Property or their guests or the general public or may materially and adversely affect the value of such Property, upon reasonable notice to Indemnitors, the Indemnified Parties and any other Person designated by the Indemnified Parties, including, but not limited to, any receiver, any representative of any Governmental Authority and/or any environmental consultant, shall have the right, but not the obligation, to enter upon such Property at all reasonable times (subject to the rights of tenants) to assess any and all aspects of the environmental condition of such Property and its use, including, but not limited to, conducting any environmental assessment or audit (the scope of which shall be determined in the sole, but good faith discretion of the Indemnified Parties) and taking samples of soil, groundwater or other water, air or building materials and reasonably conducting other invasive testing, reasonably determined by the Indemnified Parties to be required to assess the condition. Indemnitors shall cooperate with and provide, upon advance notice to each of them, the Indemnified Parties and any such Person designated by the Indemnified Parties with access to each Property.

3.          Indemnification. Indemnitors covenant and agree, at their sole cost and expense, to protect, defend, indemnify, release and hold Indemnified Parties harmless from and against any and all Losses (defined below) imposed upon, or incurred by, or asserted against, any Indemnified Parties and directly or indirectly arising out of or relating to any one or more of the following: (a) any presence of any Hazardous Substances in, on, above or under any Property; (b) any past, present or threatened Release of Hazardous Substances in, on, above, under or from any Property; (c) any activity by any of the Indemnitors, any Person affiliated with any of the Indemnitors and/or any tenant or other user of any Property in connection with any actual, proposed or threatened use, treatment, storage, holding, existence, disposition or other Release, generation, production, manufacturing, processing, refining, control, management, abatement, removal, handling, transfer or transportation to or from such Property of any Hazardous Substances at any time located in, under, on or above such Property; (d) any activity by any of the Indemnitors, any Person affiliated with any of the Indemnitors and/or any tenant or other user of any Property in connection with any actual or proposed Remediation of any Hazardous Substances at any time located in, under, on or above such Property, whether or not such Remediation is voluntary or pursuant to court or administrative order, including, but not limited to, any removal, remedial or corrective action; (e) any past, present or threatened non-compliance or violation of any Environmental Law (or of any permit issued pursuant to any Environmental Law) in connection with any Property or operations thereon, including, but not limited to, any failure by any of the Indemnitors, any Person affiliated with any of the Indemnitors and/or any tenant or other user of such Property to comply with any order of any Governmental Authority in connection with any Environmental Laws; (f) the imposition, recording or filing or the threatened imposition, recording or filing of any Environmental Lien encumbering any Property; (g) any administrative processes or proceedings or judicial proceedings in any way connected with any matter addressed in this Agreement; (h) [intentionally omitted]; (i) any acts of any of the Indemnitors, any Person affiliated with any of the Indemnitors and/or any tenant or other user of any Property in arranging for the disposal or treatment, or arranging with a transporter for transport for the disposal or treatment, of Hazardous Substances in, on, above or under any Property at any facility or incineration vessel containing such or similar Hazardous Substances; (j) any acts of any of the Indemnitors, any Person affiliated with any of the Indemnitors and/or any tenant or other user of any Property in accepting any Hazardous Substances in, on, above or under any Property for transport to disposal or treatment facilities, incineration vessels or sites from which there is a Release or a threatened Release of any Hazardous Substance which causes the incurrence of costs for Remediation; (k) any personal injury, wrongful death or property or other damage arising under any statutory or common law or tort law theory, in each case, with respect to environmental matters concerning any Property, including, but not limited to, damages assessed for private or public nuisance or for the conducting of an abnormally dangerous activity on or near any Property; and (l) any misrepresentation or inaccuracy in any representation or warranty contained in this Agreement or material breach or failure to perform any covenants or other obligations pursuant to this Agreement.

Notwithstanding any provisions of this Agreement to the contrary, (x) the foregoing indemnity shall not apply to Losses caused solely by the gross negligence or willful misconduct of any Indemnified Party and (y) the foregoing indemnity shall only apply to Losses resulting from any circumstance, condition, action or event first occurring after the date hereof (subject to the other limitations set forth herein).

4.          Duty to Defend and Attorneys’ and Other Fees and Expenses. Upon written request by any Indemnified Party, Indemnitors shall defend such Indemnified Party(ies) against any claim for which indemnification is required hereunder (if requested by any Indemnified Party, in the name of the Indemnified Party), by attorneys and other professionals reasonably approved by the Indemnified Parties. Notwithstanding the foregoing, if the defendants in a claim include an Indemnitor (or any affiliate of an Indemnitor) and any Indemnified Party shall have reasonably concluded that (A) there are legal defenses available to it that are materially different from or in addition to those available to such Indemnitor (or such Affiliate of such Indemnitor), or (B) the use of the attorneys engaged by such Indemnitor (or such affiliate of Indemnitor) would present such attorneys with a conflict of interest, Indemnified Parties may, in their sole and absolute discretion, engage their own attorneys and other professionals to defend or assist them, and, at the option of Indemnified Parties, their attorneys shall control the resolution of any claim or proceeding; provided that no compromise or settlement shall be entered without Indemnitors’ consent, which consent shall not be unreasonably withheld. Upon demand, Indemnitors shall pay or, in the sole and absolute discretion of the Indemnified Parties, reimburse, the Indemnified Parties for the payment of the reasonable fees and disbursements of attorneys, engineers, environmental consultants, laboratories and other professionals in connection therewith.

5.            Definitions. As used in this Agreement, the following terms shall have the following meanings:

The term “Environmental Laws” means any present and future federal, state and local laws, statutes, ordinances, rules, regulations and the like, as well as common law, relating to protection of human health or the environment, relating to Hazardous Substances and/or relating to liability for or costs of other actual or threatened danger to human health or the environment. The term “Environmental Laws” includes, but is not limited to, the following statutes, as amended, any successor thereto, and any regulations promulgated pursuant thereto, and any state or local statutes, ordinances, rules, regulations and the like addressing similar issues: the Comprehensive Environmental Response, Compensation and Liability Act; the Emergency Planning and Community Right-to-Know Act; the Hazardous Substances Transportation Act; the Resource Conservation and Recovery Act (including, but not limited to, Subtitle I relating to underground storage tanks); the Solid Waste Disposal Act; the Clean Water Act; the Clean Air Act; the Toxic Substances Control Act; the Safe Drinking Water Act; the Occupational Safety and Health Act; the Federal Water Pollution Control Act; the Federal Insecticide, Fungicide and Rodenticide Act; the Endangered Species Act; the National Environmental Policy Act; the River and Harbors Appropriation Act; and those relating to Lead Based Paint. The term “Environmental Laws” also includes, but is not limited to, any present and future federal, state and local laws, statutes, ordinances, rules, regulations and the like, as well as common law, conditioning transfer of property upon a negative declaration or other approval of a Governmental Authority of the environmental condition of any Property; requiring notification or disclosure of Releases of Hazardous Substances or other environmental condition of a property to any Governmental Authority or other Person, whether or not in connection with any transfer of title to or interest in such property; imposing conditions or requirements in connection with environmental permits or other environmental authorization for lawful activity; relating to nuisance, trespass or other causes of action related to the physical condition or use of any Property; and relating to wrongful death, personal injury or property or other damage in connection with any physical condition or use of any Property.

The term “Hazardous Substances” includes, but is not limited to, any and all substances (whether solid, liquid or gas) defined, listed or otherwise classified as pollutants, hazardous wastes, hazardous substances, hazardous materials, extremely hazardous wastes or words of similar meaning or regulatory effect under any present or future Environmental Laws or that may have a negative impact on human health or the environment, including, but not limited to, petroleum and petroleum products, asbestos and asbestos-containing materials, polychlorinated biphenyls, lead, and lead-containing materials, radon, radioactive materials, flammables and explosives, Lead Based Paint and Toxic Mold. Notwithstanding anything to the contrary contained herein, the term “Hazardous Substances” will not include substances which otherwise would be included in such definition but which are of kinds and in amounts ordinarily and customarily used or stored in similar properties, including, without limitation substances used for the purposes of cleaning, maintenance, or operations, substances typically used in construction, and typical products used in properties like the Properties, and which are otherwise in compliance with all Environmental Laws. Furthermore, the term “Hazardous Substances” will not include substances which otherwise would be included in such definition but which are of kinds and in amounts ordinarily and customarily stocked and sold by tenants operating retail businesses of the types operated by the tenants of any Property and which are otherwise in compliance with all Environmental Laws.

The term “Indemnified Parties” means Indemnitee, its affiliates, Persons who may hold or acquire or will have held a full or partial interest in Indemnitee’s Interest in accordance with Section 9.2 of the Operating Agreement (including, but not limited to, Investors (as hereinafter defined) and/or prospective Investors, as well as custodians, trustees and other fiduciaries who hold or have held a full or partial interest in the Investment for the benefit of third parties) as well as the respective directors, officers, shareholders, partners, employees, agents, servants, representatives, contractors, subcontractors, affiliates, subsidiaries, successors and assigns of any and all of the foregoing, and any successors by merger, consolidation or acquisition of all or a substantial portion of Indemnitee’s assets and business.

The term “Investor” means each purchaser, transferee, assignee or investor in the Class A Member’s Interest.

The term “Legal Action” means any claim, suit or proceeding, whether administrative or judicial in nature.

The term “Losses” includes any actual losses, damages, costs, fees, expenses, claims, suits, judgments, awards, liabilities (including, but not limited to, strict liabilities), obligations, debts, diminutions in value, fines, penalties, charges, costs of Remediation (whether or not performed voluntarily), amounts paid in settlement, foreseeable and unforeseeable consequential damages, litigation costs, reasonable fees of attorneys, engineers and environmental consultants and investigation costs (including, but not limited to, costs for sampling, testing and analysis of soil, water, air, building materials and other materials and substances, whether solid, liquid or gas), of whatever kind or nature, and whether or not incurred in connection with any judicial or administrative proceedings, actions, claims, suits, judgments or awards.

The term “Indemnitor Affiliate” shall mean any Indemnitor, the Class B Member and/or any other Person that either (or both) (a) is in Control of, is Controlled by or is under common Control with (i) any Indemnitor or (ii) any general partner or managing member of, or other Person or Persons Controlling, any Indemnitor (each a “Clause (a) Person”), or (b) is either (1) a Person that owns directly or indirectly thirty-five percent (35%) or more of the direct or indirect equity interests in any Indemnitor or any other Clause (a) Person, or (2) a Person with respect to which either (or a combination) of the Indemnitors directly or indirectly owns thirty-five percent (35%) or more of the direct or indirect equity interests in such Person, or (3) a Person with respect to which any combination of Indemnitors and Clause (a) Persons own, directly or indirectly, fifty-one percent (51%) or more of the direct or indirect voting equity interests in such Person. In addition to, and without limiting, the foregoing, if a direct or indirect interest in a loan secured by direct or indirect interests in the Company or any of its Subsidiaries is held by an Indemnitor Affiliate, the related lender will be deemed an Indemnitor Affiliate unless such Indemnitor Affiliate is a Disabled Participant (as defined below) and one or more other holders of substantial interests in such loan that are not Indemnitor Affiliates control the administration of such loan and the enforcement of the rights and remedies of such lender. An Indemnitor Affiliate is a “Disabled Participant” with respect to a loan if it has no right to exercise any voting or other control rights with respect to such loan (other than the right to approve amendments to the material economic terms of such loan).

The term “Release” with respect to any Hazardous Substance includes, but is not limited to, any release, deposit, discharge, emission, leaking, leaching, spilling, seeping, migrating, injecting, pumping, pouring, emptying, escaping, dumping, disposing or other movement of Hazardous Substances.

The term “Remediation” includes, but is not limited to, any response, remedial, removal, or corrective action; any activity to clean up, detoxify, decontaminate, contain or otherwise remediate any Hazardous Substance; any actions to prevent, cure or mitigate any Release of any Hazardous Substance (including, with respect to Toxic Mold, providing any moisture control systems at any Property); any action to comply with any Environmental Laws or with any permits issued pursuant thereto; any inspection, investigation, study, monitoring, assessment, audit, sampling and testing or laboratory or other analysis or evaluation relating to any Hazardous Substances or to any environmental matter referred to herein.

The term “Toxic Mold” means fungi that reproduces through the release of spores or the splitting of cells or other means that may pose a risk to human health or the environment or negatively affect the value of any Property, including, but not limited to, mold, mildew, fungi, fungal spores, fragments and metabolites such as mycotoxins and microbial volatile organic compounds.

6.          Unimpaired Liability. The liability of Indemnitors under this Agreement shall in no way be limited or impaired by, and each Indemnitor hereby consents to and agrees to be bound by, any amendment or modification of the provisions of the Operating Agreement or any of the other Transaction Documents by any Indemnitor or any Person who succeeds any Indemnitor or any Person as owner of any of the Properties. In addition, the liability of Indemnitors under this Agreement shall in no way be limited or impaired by (i) any extension of the Mandatory Redemption Date or any other extension of the time for performance required by the Operating Agreement or any of the other Transaction Documents, (ii) any sale or transfer of all or part of any Property, or any sale or other assignment by any Indemnitor of its direct or indirect ownership interests in the Class B Member or the Company, (iii) except as provided herein, any exculpatory provision in the Operating Agreement or any of the other Transaction Documents, (iv) the accuracy or inaccuracy of the representations and warranties made by the Class B Member, the Company or any Indemnitor under the Operating Agreement or any of the other Transaction Documents (including this Agreement), or (v) the release of any Indemnitor or any other Person from performance or observance of any of the agreements, covenants, terms or condition contained in the Operating Agreement or any of the other Transaction Documents by operation of law, Indemnitee’s voluntary act, or otherwise.

7.          Enforcement. The Indemnified Parties may enforce the obligations of Indemnitors without first declaring a Changeover Event, provided, however, that nothing herein shall inhibit or prevent Indemnitee from declaring a Changeover Event, or exercising any other rights and remedies under the other Transaction Documents. It is not necessary for a Changeover Event to have occurred for Indemnified Parties to exercise their rights pursuant to this Agreement. Notwithstanding any provision of the Operating Agreement or any other

Transaction Document to the contrary, the obligations of each Indemnitor pursuant to this Agreement are exceptions to any non-recourse or exculpation provision of the Operating Agreement or any other Transaction Document; and each Indemnitor expressly acknowledges and agrees that it is fully and personally liable for such obligations, and such liability is not limited to the Unrecovered Capital or the value of the Properties.

8.           Limitations on Liability of Indemnitors.

(a)          Notwithstanding anything to the contrary herein or in the other Transaction Documents, in the event of the declaration of a Changeover Event, then Indemnitors shall not have any liability hereunder for any Losses arising from any circumstance, condition, action or event first occurring after the date of the declaration of a Changeover Event and not caused by the acts of either of the Indemnitors or any other Indemnitor Affiliate; provided that (i) Indemnitors shall remain liable hereunder for any Losses to the extent arising from any action or event prior to the date of the declaration of a Changeover Event and (ii) if, following the declaration of a Changeover Event, an arbitration panel appointed pursuant to Section 12.10 of the Operating Agreement determines that such Changeover Event has not occurred pursuant to Section 3.5 of the Operating Agreement, then the Indemnitors shall continue to be fully liable for all of its obligations hereunder and for all Losses (other than any such Losses caused solely by the actions of the Indemnitee taken on behalf of the Company or any of its Subsidiaries following such declaration of a Changeover Event).

9.           Survival. The obligations and liabilities of each Indemnitor under this Agreement shall fully survive indefinitely. Notwithstanding the foregoing, the indemnification obligations of Indemnitor hereunder shall terminate three (3) years after the payment in full (or, if later, after the delivery of the Phase I environmental report described in this sentence), in accordance with the Operating Agreement and the other Transaction Documents, of the Unrecovered Capital solely as to an Property as to which at the time of such payment (or at any time thereafter) Indemnitee has been furnished a Phase I environmental report in form and substance, and from an environmental consultant, reasonably acceptable to Indemnitee, which Phase I environmental report discloses, as of the date of such repayment (or, if later, the date of the delivery thereof), no actual or threatened (A) non-compliance with or violation of applicable Environmental Laws (or permits issued pursuant to Environmental Laws) in connection with any Property or operations thereon, which has not been cured in accordance with applicable Environmental Laws, (B) Environmental Liens encumbering any Property, (C) administrative processes or proceedings or judicial proceedings concerning any environmental matter addressed in this Agreement, or (D) unlawful presence or Release of Hazardous Substances in, on, above or under any Property that has not been fully remediated as required by applicable Environmental Laws. Notwithstanding the foregoing, at any time prior to the declaration of a Changeover Event, Indemnitors shall be entitled to request and Indemnitee agrees to grant the release of any Indemnitor from its obligations hereunder so long as, following such release, the remaining Indemnitor(s) continue(s) to collectively and no individually satisfy the Net Worth Threshold and Liquid Assets Threshold (as each such term is defined in the Guarantees) (for the avoidance of doubt excluding the Net Worth and Liquid Assets of the Guarantor being released) and, in connection with any release of an Indemnitor pursuant to this Section 9, the Class A Member shall execute and deliver a release of such Indemnitor from all liability hereunder.

10.         Interest. Any amounts payable to any Indemnified Parties under this Agreement shall become immediately due and payable on demand and, if not paid within thirty (30) days of such demand therefor, shall bear interest at the Increased Rate.

11.         Waivers.

(a)          Each Indemnitor hereby waives and relinquishes (i) any right or claim of right to cause a marshaling of any Indemnitor’s assets or to cause Indemnitee or any other Indemnified Party to attempt to enforce any other remedy before proceeding under this Agreement against any Indemnitor; (ii) all rights and remedies accorded by applicable law to indemnitors or guarantors generally, including any rights of subrogation which any Indemnitor may have, provided that the indemnity provided for hereunder shall neither be contingent upon the existence of any such rights of subrogation nor subject to any claims or defenses whatsoever which may be asserted in connection with the enforcement or attempted enforcement of such subrogation rights, including, without limitation, any claim that such subrogation rights were abrogated by any acts of Indemnitee or any other Indemnified Party; (iii) the right to assert a counterclaim, other than a mandatory or compulsory counterclaim, in any action or proceeding brought against or by Indemnitee or any other Indemnified Party; (iv) notice of acceptance hereof and of any action taken or omitted in reliance hereon; (v) presentment for payment, demand of payment, protest or notice of nonpayment or failure to perform or observe, or other proof, or notice or demand; and (vi) all homestead exemption rights against the obligations hereunder and the benefits of any statutes of limitations or repose. Notwithstanding anything to the contrary contained herein, each Indemnitor hereby agrees to postpone the exercise of any rights of subrogation until the Redemption Price shall have been paid in full.

(b)          EACH INDEMNITOR AND EACH INDEMNIFIED PARTY, BY ITS ACCEPTANCE OF THE BENEFITS HEREOF, HEREBY AGREES NOT TO ELECT A TRIAL BY JURY OF ANY ISSUE TRIABLE OF RIGHT BY JURY, AND FOREVER WAIVES ANY RIGHT TO TRIAL BY JURY FULLY TO THE EXTENT THAT ANY SUCH RIGHT SHALL NOW OR HEREAFTER EXIST, WITH REGARD TO THIS AGREEMENT, OR ANY CLAIM, COUNTERCLAIM OR OTHER ACTION ARISING IN CONNECTION THEREWITH. THIS WAIVER OF RIGHT TO TRIAL BY JURY IS GIVEN KNOWINGLY AND VOLUNTARILY BY EACH INDEMNITOR AND INDEMNIFIED PARTY AND IS INTENDED TO ENCOMPASS INDIVIDUALLY EACH INSTANCE AND EACH ISSUE AS TO WHICH THE RIGHT TO A TRIAL BY JURY WOULD OTHERWISE ACCRUE. EACH PARTY IS HEREBY AUTHORIZED TO FILE A COPY OF THIS SECTION IN ANY PROCEEDING AS CONCLUSIVE EVIDENCE OF THIS WAIVER BY EACH INDEMNITOR AND INDEMNIFIED PARTY.

12.         Subrogation. Each Indemnitor hereby agrees that it shall take any and all commercially reasonable actions, including the institution of legal action against third parties, necessary or appropriate to obtain reimbursement, payment or compensation from such Persons responsible for the presence of any Hazardous Substances at, in, on, under or near any Property or otherwise obligated by law to bear the cost. The Indemnified Parties shall be and hereby are subrogated to all of each Indemnitor’s rights now or hereafter in such claims.

13.         Indemnitors’ Representations and Warranties. Each Indemnitor represents and warrants that:

(a)          it has the full power and authority to execute and deliver this Agreement and to perform its obligations hereunder; the execution, delivery and performance of this Agreement by such Indemnitor has been duly and validly authorized; and all requisite action has been taken by such Indemnitor to make this Agreement valid and binding upon such Indemnitor, enforceable in accordance with its terms;

(b)          its execution of, and compliance with, this Agreement is in the ordinary course of business of such Indemnitor and will not result in the breach of any term or provision of the charter, by-laws, partnership, operating or trust agreement or other governing instrument of such Indemnitor or result in the breach of any term or provision of, or conflict with or constitute a default under, or result in the acceleration of any obligation under, any agreement, indenture or loan or credit agreement or other instrument to which such Indemnitor or any Property is subject, or result in the violation of any law, rule, regulation, order, judgment or decree to which such Indemnitor or any Property is subject;

(c)          to the best of such Indemnitor’s knowledge, there is no action, suit, proceeding or investigation pending or threatened against it which, either in any one instance or in the aggregate, would be reasonably likely to result in any material adverse change in the business, operations, financial condition, properties or assets of such Indemnitor, or in any material impairment of the right or ability of such Indemnitor to carry on its business substantially as now conducted, or in any material liability on the part of such Indemnitor, or which would draw into question the validity of this Agreement or of any action taken or to be taken in connection with the obligations of such Indemnitor contemplated herein, or which would be likely to impair materially the ability of such Indemnitor to perform under the terms of this Agreement;

(d)          it does not believe, nor does it have any reason or cause to believe, that it cannot perform each and every covenant contained in this Agreement;

(e)          to the best of such Indemnitor’s knowledge, no approval, authorization, order, license or consent of, or registration or filing with, any Governmental Authority or other Person, and no approval, authorization or consent of any other Person, that has not been obtained as of the execution hereof, is required in connection with this Agreement; and

(f)          this Agreement constitutes a valid, legal and binding obligation of such Indemnitor, enforceable against it in accordance with the terms hereof, subject to bankruptcy, insolvency and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

14.         No Waiver. No delay by any Indemnified Party in exercising any right, power or privilege under this Agreement shall operate as a waiver of any such privilege, power or right.

15.         Notice of Legal Actions. Each party hereto shall, within five (5) Business Days of receipt thereof, give written notice to the other parties hereto of (i) any notice, advice or other communication from any Governmental Authority or any source whatsoever with respect to the presence or potential presence of Hazardous Substances on, from or affecting any Property in violation of applicable Environmental Laws, and (ii) any legal action brought against such party or related to any Property, with respect to which Indemnitors may have liability under this Agreement. Such notice shall comply with the provisions of Section 16 hereof.

16.         Notices. All notices, demands, requests, consents, approvals or other communications (any of the foregoing, a “Notice”) required, permitted or desired to be given hereunder shall be in writing and shall be sent by telefax (with answer back acknowledged) or by registered or certified mail, postage prepaid, return receipt requested, or delivered by hand or by reputable overnight courier, addressed to the party to be so notified at its address hereinafter set forth, or to such other address as such party may hereafter specify in accordance with the provisions of this Section 16. Any Notice shall be deemed to have been received: (a) three (3) days after the date such Notice is mailed, (b) on the date of sending by telefax if sent during business hours on a Business Day (otherwise on the next Business Day), (c) on the date of delivery by hand if delivered during business hours on a Business Day (otherwise on the next Business Day), and (d) on the next Business Day if sent by an overnight commercial courier, in each case addressed to the parties as follows:

If to Indemnitee:	c/o Goldman Sachs Realty Management, L.P.
6011 Connection Drive
Irving, Texas 75039
Attn: Greg Fay
Facsimile No.: (972) 368-3699
Telephone No.: (972) 368-2743

with copies to:	Whitehall Street Global Real Estate Limited Partnership 2007
c/o Goldman, Sachs & Co.
200 West Street
New York, New York 10282
Attn: Chief Financial Officer
Facsimile No.: (212) 357-5505
Telephone No.: (212) 902-5520

and:	Sullivan & Cromwell LLP
125 Broad Street
New York, New York 10004
Attention: Anthony J. Colletta, Esq.
Facsimile No. (212) 291-9029

If to
Indemnitors:	c/o American Realty Capital
405 Park Avenue
New York, New York 10022
Attn: Jon Mehlman
Facsimile No.: (212) 421-5799
Telephone No.: (646) 626-8857

with a copy to:	c/o American Realty Capital
405 Park Avenue
New York, New York 10022
Attn: Michael Ead
Facsimile No.: (212) 421-5799
Telephone No.: (646) 381-0604

Any party may change the address to which any such Notice is to be delivered by furnishing ten (10) days’ written notice of such change to the other parties in accordance with the provisions of this Section 16. Notices shall be deemed to have been given on the date set forth above, even if there is an inability to actually deliver any Notice because of a changed address of which no Notice was given or there is a rejection or refusal to accept any Notice offered for delivery. Notice for any party may be given by its respective counsel. Additionally, Notice from Indemnitee may also be given by Servicer.

17.         Duplicate Originals; Counterparts. This Agreement may be executed in any number of duplicate originals and each duplicate original shall be deemed to be an original. This Agreement may be executed in several counterparts, each of which counterparts shall be deemed an original instrument and all of which together shall constitute a single Agreement. The failure of any party hereto to execute this Agreement, or any counterpart hereof, shall not relieve the other signatories from their obligations hereunder.

18.         No Oral Change. This Agreement, and any provisions hereof, may not be modified, amended, waived, extended, changed, discharged or terminated orally or by any act or failure to act on the part of any Indemnitor or any Indemnified Party, but only by an agreement in writing signed by the party or parties against whom enforcement of any modification, amendment, waiver, extension, change, discharge or termination is sought.

19.         Headings, Etc. The headings and captions of various sections of this Agreement are for convenience of reference only and are not to be construed as defining or limiting, in any way, the scope or intent of the provisions hereof.

20.         Number and Gender/Successors and Assigns. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural as the identity of the Person or Persons referred to may require. Without limiting the effect of specific references in any provision of this Agreement, the term “Indemnitor” shall be deemed to refer to each and every Person constituting an Indemnitor from time to time, as the sense of a particular provision may require, and to include the heirs, executors, administrators, legal representatives, successors and permitted assigns of each Indemnitor, all of whom shall be bound by the provisions of this Agreement. Each reference herein to Indemnitee shall be deemed to include its successors and assigns; provided that no obligation of any Indemnitor may be assigned except with the prior written consent of Indemnitee. This Agreement shall inure to the benefit of the Indemnified Parties and their respective successors, permitted assigns, heirs and legal representatives forever. Any assignee or transferee of Indemnitee (and the other Indemnified Parties) shall be entitled to all the benefits afforded to Indemnitee (and the other Indemnified

Parties) under this Agreement. No Indemnitor shall have the right to assign or transfer its rights or obligations under this Agreement without the prior written consent of Indemnitee, and any attempted assignment without such consent shall be null and void.

21.         Release of Liability. Any one or more parties liable upon or in respect of this Agreement may be released without affecting the liability of any party not so released.

22.         Rights Cumulative. The rights and remedies herein provided are cumulative and not exclusive of any rights or remedies which Indemnitee has under the Operating Agreement or any of the other Transaction Documents or would otherwise have at law or in equity.

23.         Inapplicable Provisions. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the term of this Agreement, such provision shall be fully severable and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of this Agreement, and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement, unless such continued effectiveness of this Agreement, as modified, would be contrary to the basic understandings and intentions of the parties as expressed herein.

24.         Governing Law; Jurisdiction; Service of Process.

(a)          THIS AGREEMENT WAS NEGOTIATED IN THE STATE OF NEW YORK, AND MADE BY EACH INDEMNITOR AND ACCEPTED BY INDEMNITEE IN THE STATE OF NEW YORK, WHICH STATE THE PARTIES AGREE HAS A SUBSTANTIAL RELATIONSHIP TO THE PARTIES AND TO THE UNDERLYING TRANSACTION RELATED HERETO, AND IN ALL RESPECTS, INCLUDING, WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, THIS AGREEMENT AND THE OBLIGATIONS ARISING HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND PERFORMED IN SUCH STATE (WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LAWS) AND ANY APPLICABLE LAW OF THE UNITED STATES OF AMERICA. TO THE FULLEST EXTENT PERMITTED BY LAW, EACH INDEMNITOR HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVES ANY CLAIM TO ASSERT THAT THE LAW OF ANY OTHER JURISDICTION GOVERNS THIS AGREEMENT AND/OR THE OTHER TRANSACTION DOCUMENTS, AND THIS AGREEMENT AND THE OTHER TRANSACTION DOCUMENTS SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK PURSUANT TO SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW.

(b)          ANY LEGAL SUIT, ACTION OR PROCEEDING AGAINST INDEMNITEE OR ANY INDEMNITOR ARISING OUT OF OR RELATING TO THIS AGREEMENT MAY AT INDEMNITEE’S OPTION BE INSTITUTED IN ANY FEDERAL OR STATE COURT IN THE CITY OF NEW YORK, COUNTY OF NEW

YORK, PURSUANT TO SECTION 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW, AND EACH INDEMNITOR WAIVES ANY OBJECTIONS WHICH IT MAY NOW OR HEREAFTER HAVE BASED ON VENUE AND/OR FORUM NON CONVENIENS OF ANY SUCH SUIT, ACTION OR PROCEEDING, AND EACH INDEMNITOR HEREBY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF ANY SUCH COURT IN ANY SUIT, ACTION OR PROCEEDING. EACH INDEMNITOR AGREES THAT SERVICE OF PROCESS UPON SUCH INDEMNITOR AT THE ADDRESS FOR SUCH INDEMNITOR SET FORTH HEREIN AND WRITTEN NOTICE OF SAID SERVICE MAILED OR DELIVERED TO SUCH INDEMNITOR IN THE MANNER PROVIDED HEREIN SHALL BE DEEMED IN EVERY RESPECT EFFECTIVE SERVICE OF PROCESS UPON SUCH INDEMNITOR IN ANY SUCH SUIT, ACTION OR PROCEEDING IN THE STATE OF NEW YORK. EACH INDEMNITOR (I) SHALL GIVE PROMPT NOTICE TO INDEMNITEE OF ANY CHANGE IN THE ADDRESS FOR SUCH INDEMNITOR SET FORTH HEREIN, (II) MAY AT ANY TIME AND FROM TIME TO TIME DESIGNATE AN AUTHORIZED AGENT WITH AN OFFICE IN NEW YORK, NEW YORK (WHICH AGENT AND OFFICE SHALL BE DESIGNATED AS THE PERSON AND ADDRESS FOR SERVICE OF PROCESS), AND (III) SHALL PROMPTLY DESIGNATE AN AUTHORIZED AGENT IF SUCH INDEMNITOR CEASES TO HAVE AN OFFICE IN NEW YORK, NEW YORK. NOTHING CONTAINED HEREIN SHALL AFFECT THE RIGHT OF INDEMNITEE TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST ANY INDEMNITOR IN ANY OTHER JURISDICTION.

25.         Miscellaneous.

(a)          Wherever pursuant to this Agreement (i) Indemnitee (or any other Indemnified Party) exercises any right given to it to approve or disapprove any matter, (ii) any arrangement or term is to be satisfactory to Indemnitee (or any other Indemnified Party), or (iii) any other decision or determination is to be made by Indemnitee (or any other Indemnified Party), the decision of Indemnitee (or such other Indemnified Party) to approve or disapprove such matter, all decisions that arrangements or terms are satisfactory or not satisfactory to Indemnitee (or such other Indemnified Party) and all other decisions and determinations made by Indemnitee (or such other Indemnified Party), shall be in the sole and absolute discretion of Indemnitee (or such other Indemnified Party) and shall be final and conclusive, except as may be otherwise expressly and specifically provided herein.

(b)          Wherever pursuant to this Agreement it is provided that any Indemnitor pay any costs and expenses, such costs and expenses shall include, but not be limited to, reasonable out-of-pocket legal fees and disbursements of Indemnitee and the other Indemnified Parties, whether incurred by retained outside law firms, or as reimbursements for the expenses of in-house legal staff, or otherwise.

26.         Joint and Several Liability. The obligations and liabilities of the Indemnitors hereunder are joint and several.

27.         Recitals. The recitals hereof are a part hereof, form a basis for this Agreement and shall be considered prima facie evidence of the facts and documents referred to therein.

28.         California State Specific Provisions.

(a)          Environmental Provisions. To the extent California law applies, nothing herein shall be deemed to limit the right of Indemnitee to recover in accordance with California Code of Civil Procedure Section 736 (as such Section may be amended from time to time), any out-of-pocket costs, expenses, liabilities or damages, including reasonable attorneys’ fees and costs, incurred by Indemnitee and arising from any covenant, obligation, liability, representation or warranty contained in any indemnity agreement given to Indemnitee, or any order, consent decree or settlement relating to the cleanup of Hazardous Substances or any other “environmental provision” (as defined in such Section 736) relating to any Property or any portion thereof.

(b)          Additional Indemnitor Waivers. To the extent California law applies, in addition to and not in lieu of any other provisions of this Agreement, each Indemnitor represents, warrants and covenants as follows:

(i)          The obligations of each Indemnitor under this Agreement shall be performed without demand by Indemnitee and shall be unconditional irrespective of the genuineness, validity, regularity or enforceability of any of the Operating Agreement or any of the other Transaction Documents, and without regard to any other circumstance which might otherwise constitute a legal or equitable discharge of a surety or a guarantor. Each Indemnitor hereby waives any and all benefits and defenses under California Civil Code Section 2810 and agrees that by doing so such Indemnitor shall be liable even if neither the Company nor the Class B Member had no liability at the time of execution of the Transaction Documents, or thereafter ceases to be liable. Each Indemnitor hereby waives any and all benefits and defenses under California Civil Code Section 2809 and agrees that by doing so such Indemnitor’s liability may be larger in amount and more burdensome than that of the Class B Member, the Company or any of the Subsidiaries. Each Indemnitor hereby waives the benefit of all principles or provisions of law, statutory or otherwise, which are or might be in conflict with the terms of this Agreement and agrees that such Indemnitor’s obligations shall not be affected by any circumstances, whether or not referred to in this Agreement which might otherwise constitute a legal or equitable discharge of a surety or a guarantor. Each Indemnitor hereby waives the benefits of any right of discharge under any and all statutes or other laws relating to guarantors or sureties and any other rights of sureties and guarantors thereunder.

(ii)         In accordance with Section 2856 of the California Civil Code, each Indemnitor hereby waives all rights and defenses arising out of an election of remedies by Indemnitee even though that election of remedies, such as a nonjudicial foreclosure with respect to security for guaranteed obligations, has destroyed or otherwise impaired such Indemnitor’s rights of subrogation and reimbursement against the principal by the operation of Section 580d of the California Code of Civil Procedure or otherwise. Each Indemnitor hereby authorizes and empowers Indemnitee to exercise, in its sole and absolute discretion, any right or remedy, or any combination thereof, which may then be available, since it is the intent and purpose of each Indemnitor that the obligations under this Agreement shall be absolute, independent and unconditional under any and all circumstances. Specifically, and without in any way limiting the foregoing, each Indemnitor hereby waives any rights of subrogation, indemnification, contribution or reimbursement arising under Sections 2846, 2847, 2848 and 2849 of the California Civil Code or any other right of recourse to or with respect to the Class B Member, the Company or any of the Subsidiaries, any general partner, member or other constituent of the Class B Member, the Company or any of the Subsidiaries, any other person obligated to Indemnitee with respect to the matters set forth herein, or the assets or property of any of the foregoing until the Redemption Price has been paid in full and all obligations of the Class B Member, the Company and its Affiliates under the Transaction Documents have been fully performed, and there has expired the maximum possible period thereafter during which any payment made by the Company or others to Indemnitee with respect to such obligations could be deemed a preference under the United States Bankruptcy Code. In connection with the foregoing, subject to the foregoing limitations, each Indemnitor expressly waives any and all rights of subrogation against the Company and each of its Subsidiaries, and each Indemnitor hereby waives any rights to enforce any remedy which Indemnitee may have against the Company or any of its Subsidiaries.

(iii)        In addition to and without in any way limiting the foregoing, each Indemnitor hereby subordinates any and all indebtedness of the Class B Member, the Company and each Subsidiary now or hereafter owed to any Indemnitor to all the indebtedness of the Class B Member and the Company to Indemnitee and agrees with Indemnitee that until the Redemption Price has been paid in full and all obligations owed to Indemnitee under the Transaction Documents have been fully performed, and there has expired the maximum possible period thereafter during which any payment made by the Company or others to Indemnitee with respect to such obligations could be deemed a preference under the United States Bankruptcy Code, no Indemnitor shall demand or accept any payment of principal or interest from the Class B Member, the Company or any of the Subsidiaries or claim any offset or other reduction of any Indemnitor’s obligations hereunder because of any such indebtedness. If any amount shall nevertheless be paid to an Indemnitor by the Class B Member, the Company or any Subsidiary or another guarantor prior to payment in full of the Redemption Price, such amount shall be held in trust for the benefit of Indemnitee and shall forthwith be paid to Indemnitee to be credited and applied to the Unrecovered Capital. Further, no Indemnitor shall have any right of recourse against Indemnitee by reason of any action Indemnitee may take or omit to take under the provisions of this Agreement or under the provisions of any of the Transaction Documents. Without limiting the generality of the foregoing, each Indemnitor hereby waives, to the fullest extent permitted by law, diligence in collecting the obligations owed to Indemnitee under the Transaction Documents, presentment, demand for payment, protest, all notices with respect to the Operating Agreement, this Agreement, or any other Transaction Document which may be required by statute, rule of law or otherwise to preserve Indemnitee’s rights against such Indemnitor under this Agreement, including, but not limited to, notice of acceptance, notice of any amendment of the Transaction Documents, notice of the occurrence of any default, notice of intent to accelerate, notice of acceleration, notice of dishonor, notice of foreclosure, notice of protest, and notice of the incurring by the Class B Member, the Company or any of the Subsidiaries of any obligation or indebtedness.

(iv)        Without limiting the foregoing, but subject to the same limitations set forth above, each Indemnitor waives (i) all rights of subrogation, reimbursement, indemnification, and contribution and any other rights and defenses that are or may become available to any Indemnitor by reason of California Civil Code Sections 2787 to 2855, inclusive, including any and all rights or defenses such Indemnitor may have by reason of protection afforded to the Class B Member, the Company or any of the Subsidiaries with respect to any of the obligations of any Indemnitor under this Agreement by reason of a nonjudicial foreclosure or pursuant to the antideficiency or other laws of the State of California limiting or discharging the obligations of the Class B Member, the Company or any of the Subsidiaries. Without limiting the generality of the foregoing, each Indemnitor hereby expressly waives any and all benefits under California Code of Civil Procedure Section 726 (which Section, if such Indemnitor had not given this waiver, among other things, would otherwise require Indemnitee to exhaust all of its security before a personal judgment could be obtained for a deficiency).

(v)         Likewise, each Indemnitor waives (i) any and all rights and defenses available to such Indemnitor under California Civil Code Sections 2899 and 3433; and (ii) any rights or defenses such Indemnitor may have with respect to its obligations as a guarantor by reason of any election of remedies by Indemnitee. These rights and defenses include, but are not limited to, any rights or defenses based upon Section 580a, 580b, 580d, or 726 of the California Code of Civil Procedure.

[NO FURTHER TEXT ON THIS PAGE]

IN WITNESS WHEREOF, this Agreement has been executed by Indemnitors and is effective as of the day and year first above written.

INDEMNITORS:

AMERICAN REALTY CAPITAL HOSPITALITY OPERATING PARTNERSHIP, L.P.

By:	American Realty Capital Hospitality Trust, Inc., its general partner

By:
Name: Jonathan Mehlman
Title: CEO and President

American Realty Capital Hospitality Trust, Inc.

By:
Name: Jonathan Mehlman
Title: CEO and President

[Signatures continue on next page]

Signature Page to Environmental Indemnity – Portfolio II

NICHOLAS S. SCHORCSH

Name: Nicholas S. Schorsch

[Signatures continue on next page]

Signature Page to Environmental Indemnity – Portfolio II

WILLIAM M. KAHANE

Name: William M. Kahane

[Signatures continue on next page]

Signature Page to Environmental Indemnity – Portfolio II

EDWARD M. WEIL, JR.

Name: Edward M. Weil, Jr.

[Signatures continue on next page]

Signature Page to Environmental Indemnity – Portfolio II

PETER M. BUDKO

Name: Peter M. Budko

Signature Page to Environmental Indemnity – Portfolio II